[Sunshine Bancorp]

NEWS RELEASE, FOR IMMEDIATE RELEASE

Media Contact:                     Michelle Kounlavong
(813) 365 4334

JOHN D. FINLEY JOINS SUNSHINE BANCORP, INC. AS
EVP, CHIEF FINANCIAL OFFICER

Company Release – October 2, 2015

PLANT CITY, FL – Andrew Samuel, president and chief executive officer of Sunshine Bancorp, Inc. (NASDAQ: SBCP) and Sunshine Bank, is pleased to announce the appointment of John D. Finley as EVP, chief financial officer of Sunshine Bancorp, Inc. In his role, Finley will be responsible for the Company’s strategic financial planning, financial forecasting, investment management, asset liability and interest rate risk management.

“We are extremely pleased to welcome John to the Sunshine team,” said Andrew Samuel. “His vast experience and strong skill set in financial planning and risk management will prove to be an invaluable contribution to our success as we continue to focus on building a relationship-based community banking franchise.”

Finley has over 30 years of experience in finance extending from commercial banking to public accounting and undergraduate education. Most recently, he served as Director of Treasury Strategies at Susquehanna Bancshares, Inc., where he was responsible for leading the interest rate and liquidity risk management processes as well as ALCO management. Prior to this, John was Chief Financial Officer at Graystone Tower Bank, Director of Public Finance at Legg Mason Wood Walker, Chief Operating Officer at Messiah Village and Staff Accountant at Ernst & Whinney.

John is a certified public accountant and certified management accountant. He holds a Bachelor of Science degree in Accounting from Messiah College and a Master’s in Business Administration from Shippensburg University of Pennsylvania, graduating both magna cum laude.

Finley is affiliated with the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and Institute of Management Accountants. Throughout his career, he has published several articles in professional trade journals and presented at national and state conferences.

John is actively involved in the community and serves with New Hope Ministries and sits on his church’s board.

Vickie Houllis, current SVP, Chief Financial Officer of Sunshine Bancorp, Inc., will be leaving the Company to pursue other career opportunities.

###

About Sunshine Bancorp, Inc.

Sunshine Bancorp, Inc. was formed in 2014 as the holding company for Sunshine Bank. The Company was first organized in 1954 in Plant City. In 2014 after converting from the mutual form of organization to the stock form, the current name of Sunshine Bank was adopted. Sunshine Bank serves individual and business customers from eight branch locations and two loan production offices in Hillsborough, Pasco, Polk and Orange Counties, Florida. Sunshine’s common stock is traded on the NASDAQ Capital Market under the symbol “SBCP.” For further information, visit the Company website at www.mysunshinebank.com. Member FDIC  \\  Equal Housing Lender